Exhibit 99.1

Cumulus Media Inc. and Citadel Broadcasting Corporation Announce

September 9, 2011 Election Deadline

for Citadel Securityholders

ATLANTA and LAS VEGAS – September 2, 2011 – (BUSINESS WIRE) – Cumulus Media Inc. (“Cumulus Media”) (NASDAQ: CMLS) and Citadel Broadcasting Corporation (“Citadel”) (OTC Link on the OTCQB tier: CDELA, CDELB, & CDDGW) today announced that the deadline for holders of Citadel common stock or warrants to purchase Citadel common stock (together, “Citadel Securityholders”) to deliver their election forms to elect the form of consideration they wish to receive in the previously announced merger of a subsidiary of Cumulus Media with and into Citadel, pursuant to which Citadel will become an indirect wholly-owned subsidiary of Cumulus Media (the “Merger”), to U.S. Bank National Association, as exchange agent (the “Exchange Agent”), is 5:00 p.m., New York City time, on Friday, September 9, 2011, unless extended (such date and time, as it may be extended, the “Election Deadline”).

Pursuant to the terms of the Merger, Citadel Securityholders have the opportunity to elect to receive, upon completion of the Merger, (i) 8.525 shares of Cumulus Class A common stock (the “Stock Consideration”), (ii) $37.00 in cash (the “Cash Consideration”) or (iii) a combination of Stock Consideration and Cash Consideration, in each case subject to proration, as the consideration for each share of Citadel common stock or warrant to purchase Citadel common stock that they own.

To make an effective cash election or stock election, Citadel Securityholders of record who hold their securities in their own name must properly complete, sign and deliver the applicable election form (together with any required stock or warrant certificates or required evidence of surrender of shares or warrants held in book-entry form) in accordance with the instructions set forth on the applicable election form to the Exchange Agent, at the following address:

By First Class Mail:	By Courier or Overnight Delivery:
U.S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue Mail Station — EP-MN-WS2N St. Paul, MN 55107-2292	U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

As previously disclosed, on August 10, 2011, Cumulus Media commenced the distribution of the applicable election forms to all Citadel Securityholders. For information relating to, or requests for additional copies of, the applicable election forms, Citadel Securityholders may contact the Exchange Agent at: escrowexchangepayments@usbank.com, or call 651-495-4738.

The Exchange Agent must receive the applicable election form (together with any required stock or warrant certificates or required evidence of surrender of shares or warrants held in book-entry form) representing Citadel common stock or warrants as described in the instructions accompanying the election form by the Election Deadline.

If you hold Citadel shares or warrants in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the financial institution holding your shares or warrants concerning how and by when you need to make your election.

Questions or requests for assistance, or requests for additional copies of election materials, may also be directed to Georgeson, Inc., the information agent for Cumulus Media in connection with the Merger (the “Information Agent”).

The Information Agent for Cumulus Media in the Merger is:

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (888) 624-7035

A description of the merger consideration and the proration procedures which may be applicable to elections is contained in the information statement/proxy statement/prospectus, dated August 8, 2011, and first mailed to Citadel Securityholders on or about August 8, 2011. Citadel Securityholders are urged to read the information statement/proxy statement/prospectus carefully and in its entirety. Copies of the information statement/proxy statement/prospectus may be obtained for free by following the instructions below under “Additional Information.”

About Cumulus Media

Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 346 radio stations in 68 U.S. media markets. The Company believes it is the fourth largest radio broadcast company in the United States based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.

About Citadel

Citadel Broadcasting Corporation is the third largest radio group in the United States based on revenues, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 59 AM stations in the nation’s leading markets, in addition to owning and operating the Citadel Media business, which is among the largest radio networks in the U.S. For more information, visit www.citadelbroadcasting.com.

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Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements are statements other than historical fact, and include statements relating to, among other things, the pending merger of Cumulus Media and Citadel, including the timing of the completion thereof. Actual results could differ materially from those predicted in any such forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Such factors, include, but are not limited to, the possibility that the Merger is not consummated for any reason, including the failure to obtain necessary regulatory or stockholder approvals or to satisfy any other conditions to the Merger, failure to realize the expected benefits of the Merger, and general economic and business conditions that may affect the companies before or following the Merger. For additional information regarding risks and uncertainties associated with Cumulus Media and Citadel, see Cumulus Media’s and Citadel’s filings with the Securities and Exchange Commission (the “SEC”), including their respective annual reports on Form 10-K for the year ended December 31, 2010 and their respective subsequently filed periodic and other reports. Cumulus Media and Citadel assume no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Additional Information

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Citadel or Cumulus Media. Cumulus Media has filed a registration statement on Form S-4 (SEC File No. 333-175477), which includes a joint information statement of Cumulus Media and proxy statement of Citadel, with the SEC in connection with the Merger. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THAT FILING, AND ANY OTHER FILINGS THAT MAY BE MADE WITH THE SEC IN CONNECTION WITH THE MERGER WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE MERGER. Those documents as well as Cumulus Media’s and Citadel’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and, for Cumulus Media’s filings, at Cumulus Media’s website at www.cumulus.com or, for Citadel’s filings, at Citadel’s website at www.citadelbroadcasting.com

Contact:

Cumulus Media Inc.

J.P. Hannan 404-260-6671

Senior Vice President, Treasurer & Chief Financial Officer

jp.hannan@cumulus.com

Citadel Broadcasting Corporation

Patricia Stratford

212-297-5860